UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2015

BioDelivery Sciences International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31361	35-2089858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4131 ParkLake Ave., Suite #225 Raleigh, NC	27612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 919-582-9050

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Item 7.01	Regulation FD Disclosure.

On November 13, 2015, BioDelivery Sciences International, Inc. (the “Company”) announced that John J. Shea, an independent director of the Company (“Shea”), will voluntarily retire in good standing from his service as a member of the Company’s board of directors (the “Board”) effective as of December 31, 2015. Shea has served as a member of the Board with distinction since March 2002, and the Board expresses its sincere thanks to Shea for all of his contributions to the Company. The decision by Shea to retire from the Board did not involve any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Also on November 13, 2015, the Company and Shea entered into a letter agreement (the “Agreement”) setting forth the mutual understandings of the Company and Shea regarding his retirement from the Board. The Agreement contains customary terms and conditions, including a provision regarding a future, customary grant of restricted stock units to Shea for his current service on the Board, and a provision regarding Shea’s retirement in good standing for purposes of continued post-retirement vesting of awards previously granted to Shea under the Company’s equity incentive plans. A copy of the Agreement is filed as Exhibit 10.1 to this Current Report, and any description of the terms of the Agreement are qualified by reference to the full text of the Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Letter Agreement, dated November 13, 2015, by and between the Company and Shea.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 13, 2015	BIODELIVERY SCIENCES INTERNATIONAL, INC.

	By:	/s/ Ernest R. De Paolantonio
		Name:	Ernest R. De Paolantonio
		Title:	Chief Financial Officer, Treasurer and Secretary